Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made this 24th day of August 2017 (the “Effective Date”), by and between MYOS RENS Technology, Inc., a Nevada corporation (the “Company”), and Joseph Mannello (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the terms and conditions herein provided.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, on the terms and conditions set forth herein.

2.	Term. The employment of the Executive by the Company shall commence on the Effective Date and terminate on the second anniversary of the Effective Date (the “Initial Term”), unless sooner terminated as hereinafter provided. Following the Initial Term, this Agreement shall be automatically renewed for successive additional one (1) year terms (each a “Renewal Term” and together with the Initial Term, the “Term”), unless either party gives prior written notice of non-renewal to the other party at least sixty (60) days prior to the termination date of the Initial Term or the then current Renewal Term, as applicable.

3.	Positions and Duties. The Executive shall serve as Chief Executive Officer of the Company and shall have such duties and responsibilities commensurate with such positions and such mutually agreed-on additional duties and responsibilities commensurate with such position as may be assigned to him from time to time by the Company’s Board of Directors. Executive shall have the authority as is commensurate for performance of his duties and responsibilities, subject to the terms of this Agreement and to the authority of the Company’s Board of Directors. During the Term, the Executive shall devote his full business time, attention, skill and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may devote reasonable amounts of time to charitable, educational, religious, civic, professional and investor activities, provided that such activities do not materially interfere with the services required to be rendered to the Company hereunder and do not violate the restrictive covenants set forth in Section 10 below. Executive shall not engage in, or serve on the board of directors of, any other new for-profit business without the written consent of the Company’s Board of Directors (which consent shall not be unreasonably withheld), but this restriction shall not apply to Executive’s existing investments as of the Effective Date.

4.	Compensation and Related Matters. For services rendered by the Executive hereunder during the Term, the Executive shall be compensated as follows:

(a)	Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”) to be determined, from time to time, by the Company’s Board of Directors (or the Compensation Committee of the Board of Directors). The initial Base Salary for the first year following the Effective Date shall be not less than $455.00 (four hundred fifty five dollars) per week. The Base Salary shall be payable in accordance with the Company’s customary payroll practices in installments no less frequent than monthly. The Company shall review the Executive’s performance and Base Salary at least annually during normal Company salary reviews, and any increases to the Base Salary shall be determined by the Company’s Board of Directors (or the Compensation Committee of the Board of Directors), in its sole discretion.

(b)	Bonus. The Executive may receive an annual bonus, payable in cash or equity of the Company, as may be determined by the Board of Directors (or the Compensation Committee of the Board of Directors), in its sole discretion, in light of the Company’s then existing and expected business, the Executive’s performance, the then prevailing industry standards (for similarly situated companies) and the bonuses to be paid to other officers of the Company. The bonus will be determined and paid no later than seventy-five (75) days following the end of the calendar year.

(c)	Benefits. The Executive shall be entitled to participate in all compensation and employee benefit plans or programs generally available to all employees of the Company, to the fullest extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof including, without limitation, incentive compensation, bonus, group hospitalization, health, dental care, life, disability or other insurance, tax-qualified and nonqualified pension, savings, thrift and profit-sharing plans, termination or severance pay programs, sick-leave plans, travel or accident insurance, automobile allowance or automobile lease plans, and executive compensation plans, and equity compensation programs, including, without limitation, capital accumulation programs, stock purchase, restricted stock and stock option plans (such plans and programs, collectively, the “Employee Benefit Plans”).

(d)	Expenses. The Company shall reimburse the Executive for all reasonable out-of-pocket travel or other business expenses actually incurred or paid by the Executive in connection with the performance of his duties and obligations under this Agreement, subject to the Executive’s presentation of itemized vouchers, receipts and documentation and consistent with the reimbursement policies and procedures as the Company may, from time to time, establish for senior officers.

(e)	Vacation. Executive shall be entitled to six (6) weeks of paid vacation per year. The Executive shall take his vacation at such time or times as the Executive and the Company shall determine to be mutually convenient. In addition, Executive shall be entitled to all other holidays, sick days and personal days as are consistent with the Company’s policies in effect from time to time.

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(f)	Directors and Officers Insurance. During the Term, in addition to Executive’s separate indemnification rights referred to in Section 13 below, the Company shall maintain insurance covering its directors and officers, including the Executive, against claims and lawsuits for errors, omissions and other liabilities, and related attorney fees and expenses, containing a minimum coverage amount of $5,000,000 in the aggregate; provided, however, that the amount of the insurance coverage may be adjusted by the Company with the Executive’s written approval.

(g)	Stock Option Grant. Executive shall be granted an initial stock option to purchase Three Hundred Thousand (300,000) shares of the Company’s common stock (the “Stock Option”) pursuant to the Company’s 2012 Equity Incentive Plan, as amended (the “Incentive Plan”). The Stock Option shall have an exercise price of $4.00 per share and vest in eight (8) equal quarterly installments commencing on the last day of each fiscal quarter starting with the quarter ending September 30, 2017, subject to Executive’s employment with the Company on the applicable vesting date. The Stock Option shall have a 10-year term, and, once vested, shall remain exercisable for the balance of the remaining term of the Stock Option while Executive is still employed by the Company, subject to any applicable securities law restrictions. Except as otherwise stated in this Agreement, all terms and conditions of the Stock Option award, including any vesting or exercise rights upon termination of employment, shall be governed by the terms and conditions of the Incentive Plan and the applicable award agreement.

The Executive agrees and acknowledges that any sale of shares issued upon the exercise of the Stock Option shall comply with the Company’s insider trading policy. The Executive further agrees and acknowledges that the shares issued upon the exercise of the Stock Option are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act of 1933, as amended, and therefore may not be sold or otherwise disposed of by Executive in any manner that would constitute a violation of any applicable federal or state securities laws, any rules of any national securities exchange on which the Company’s securities may be traded, listed or quoted, or in violation of any Company policy.

Upon the termination of the Executive’s employment by the Company for any reason or Executive’s resignation for any reason, any unvested portion of the Stock Option shall immediately be deemed forfeited and cancelled as of the Date of Termination (as defined below). Notwithstanding the foregoing or any other provision, upon the consummation of a transaction resulting in a “Change in Control” (as defined below), any unvested portion of the Stock Option shall be accelerated and deemed fully vested as of the effective date of the consummation of such Change in Control transaction.

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5.	Early Termination. This Agreement may terminate prior to expiration of the Initial Term or the then-current Renewal Term by mutual written agreement, or as provided in accordance with Section 2 above, or by reason of any of the following:

(a)	By Company for Cause. The Company may terminate this Agreement for “Cause” (as defined below). For purposes of this Agreement, “Cause” shall mean: (i) the gross and willful misconduct on the part of the Executive in connection with the performance of his duties and responsibilities hereunder; (ii) the breach by Executive of any material provision of this Agreement, which breach shall remain uncured by Executive thirty (30) days after receipt of the Company’s written notice of breach (provided, however, that if, in the reasonable judgment of the Board of Directors, such breach is not curable, then the Company is not obligated to provide such thirty (30) day cure period and shall have the right to immediately terminate this Agreement); (iii) commission by Executive of fraud, embezzlement, misrepresentation or an act of dishonesty in connection with his duties hereunder; (iv) the commission of a felony or a misdemeanor involving moral turpitude and materially adversely impacting the business or reputation of the Company; (v) Executive has willfully and repeatedly refused or failed to follow specific, lawful and reasonable written directions of the Board of Directors and the failure of the Executive to remedy such refusal or failure within thirty (30) days after of receipt of the Company’s written notice thereof; or (vi) the material violation by Executive of any statutory or common law duty of loyalty to the Company as determined in a final non-appealable judgment by a court of competent jurisdiction.

(b)	By Executive for Good Reason. The Executive may terminate this Agreement for “Good Reason” (as defined below). For purposes of this Agreement, “Good Reason” shall mean: (i) the breach by the Company of any material provision of this Agreement, which breach shall remain uncured by the Company within thirty (30) days after receipt of the Executive’s written notice of breach; (ii) the relocation of the principal location of Executive’s employment outside of a 50-mile radius from 45 Horsehill Road, Cedar Knolls, New Jersey, without Executive’s prior written consent; (iii) any material diminution in Executive’s title, position, duties, responsibilities or compensation or benefits, without Executive’s prior written consent; (iv) any material reduction or adverse change in Executive’s D&O insurance coverage and/or D&O indemnification rights under this Agreement or otherwise, without the Executive’s prior written consent; or (v) following a Change of Control, if there shall be: (A) any material diminution in the title, position, duties or responsibilities of Executive, or (B) any material reduction in the compensation or benefits due the Executive pursuant to Section 4 hereof or any material diminution of any of the rights granted to the Executive under this Agreement or otherwise based on his status as an officer of the Company, except for across-the-board salary reductions up to 10% similarly affecting all executives or senior officers of the Company.

(c)	Death or Disability of Executive. Subject to Executive’s applicable rights with respect to his Stock Option referred to above in the event of his death or Disability, this Agreement shall terminate immediately upon the death of Executive or the Company’s determination of Executive’s “Disability” (as defined below). For purposes of this Agreement, and the Stock Option referred to above, “Disability” shall mean: (i) that the Executive is permanently disabled so as to qualify for full benefits under the Company’s then-existing disability insurance policy; or (ii) if the Company does not maintain any such disability policy on the date of determination, the inability of the Executive to work for a period of six (6) full calendar months during any nine (9) consecutive calendar month period due to illness or injury of a physical or mental nature, supported by the completion by the Executive’s attending physician or a doctor for the Company or its insurer of a medical certification form outlining the disability and treatment, if at the end of such disability period, there is no reasonable probability of Executive promptly resuming devoting his full business time and attention to the Company’s business pursuant to Section 3 of this Agreement.

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6.	Severance Provisions Generally.

(a)	Any termination of Executive’s employment by the Company shall be communicated by written Notice of Termination to Executive and any termination by the Executive of his employment shall be communicated by written Notice of Termination to the Company. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(b)	For purposes of this Agreement, the “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated for Cause or without Cause by the Company, the date (which may not be retroactive) specified in the Notice of Termination, (iii) if the Executive’s employment is terminated as a result of a Disability, the date (which may not be retroactive) on which the Company determines pursuant to Section 5(a) that the Executive is Disabled, and (iv) if the Executive terminates his employment for Good Reason or otherwise voluntarily terminates his employment without Good Reason, the date (which may not be retroactive) specified by the Executive in the Notice of Termination.

(c)	If this Agreement is terminated by the Company for Cause, or by reason of Executive’s death or Disability, or if this Agreement is terminated by the Executive without Good Reason, then the Company shall pay Executive the following accrued obligations:

(i) Any and all accrued and unpaid Base Salary (if any) up to and including the Date of Termination;

(ii) Any unreimbursed reasonable business expenses incurred by the Executive prior to termination; and

(iii) Any and all accrued and unpaid benefits earned by the Executive under the Company’s Employee Benefit Plans up to and including the Date of Termination.

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In the case of termination by reason of Executive’s death, the Executive’s surviving designated beneficiary, and, if none, his estate shall retain all of Executive’s rights to exercise the Stock Option to the extent vested as of the date immediately prior to the date of death. In the case of termination by reason of Executive’s Disability, the Executive (or his legal representative in the event of Executive’s incapacity) shall retain all of Executive’s rights to exercise the Stock Option to the extent vested as of the date immediately prior to the Date of Termination due to Disability.

For the avoidance of doubt, any unvested portion of the Stock Option shall be deemed forfeited and cancelled as of the Date of Termination in the case of termination by the Company for Cause or by Executive without Good Reason.

(d)	If this Agreement is terminated by the Company (other than a termination by the Company for Cause or by reason of Executive’s death or Disability) or by the Executive with Good Reason, and the Executive signs a General Release Agreement in the Form annexed hereto as Exhibit “A” (“the “Release”), within 30 days after his employment terminates, then the Company shall pay Executive the applicable accrued obligation and severance payments as set forth in Section 7 below within fourteen days after the Release becomes effective. Any severance payments shall be payable in equal installments every two weeks over the applicable severance period in accordance with the Company’s customary payroll practices.

(e)	If this Agreement is terminated by the Company (or its successor) in connection with or as a result of or following a Change in Control and Executive signs the Release within 30 days after his Employment terminates, then the Company shall pay Executive the accrued obligations and severance payments as set forth in Section 8 below within fourteen days after the Release becomes effective.

(f)	Executive shall not be required to mitigate (by seeking any other employment, self-employment or any other income producing pursuit) any amounts or benefits payable to him upon termination of this Agreement for any reason.

(g)	Executive shall not be required to set off against any amounts or benefits payable to him upon termination of his employment for any reason under this Agreement, any compensation or benefits received at any time for other employment or consultancy or any unemployment benefits received while or after he is receiving payments and benefits under this Agreement.

7.	Accrued Obligation and Severance Amounts Payable on Termination. In the event of a termination covered under Section 6(d) above, the Company shall provide Executive the following accrued obligation payments (items described in Section 7(a)-(e) below) and severance payments (items described in Section 7(f) below):

(a)	Accrued and unpaid Base Salary (if any) up to and including the Date of Termination;

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(b)	The full timely reimbursement of any and all business expenses incurred by Executive on behalf of the Company prior to termination;

(c)	Accrued and unpaid benefits to the Executive under Employee Benefit Plans up to and including the Date of Termination;

(d)	The retention of all of Executive’s rights regarding the Stock Option to the extent vested as of the date immediately prior to the Date of Termination;

(e)	Any applicable COBRA-related health insurance continuation rights to the extent provided for under applicable law or based on the Company’s practice; and

(f)	An amount equal to 100% of the COBRA premiums for Executive and his immediate family for twelve (12) months following the Date of Termination.

8.	Severance Due to a Change in Control.

(a)	For purposes of this Agreement, a “Change in Control” shall mean: (i) the sale, conveyance or disposition (in one or a series of related transactions) of all or substantially all of the stock or assets of the Company, or (ii) a consolidation or merger of the Company with or into any other corporation or corporations; provided, however, that a consolidation or merger involving the Company shall not be deemed to be a Change in Control if (A) the other party (or, if more than one, one of the other parties) to such transaction is an affiliate of the Company (unless one or more non-affiliates end up, after the transaction, controlling a majority of the voting power of the surviving entity) or (B) following completion of the transaction, the holders of shares of the Company’s capital stock immediately prior to the transaction, own shares which represent a majority of voting power of the surviving corporation (it being understood that for purposes of this Section 8, (X) the phrase “majority of the voting power” of a corporation shall mean a majority of all of the then outstanding capital stock of the corporation having voting power, and (Y) the phrase “affiliate of the Company” shall mean, with respect to the Company, any other person or entity which directly or indirectly controls, is controlled by or under common control with the Company.

(b)	If, at any time after the Effective Date, this Agreement or Executive’s employment is terminated by the Company (or its successor) without Cause in connection with or as a result of a Change in Control or by the Executive for Good Reason in connection with or following a Change in Control, then the Company (or its successor) shall promptly provide Executive with the following accrued obligation payments and severance: (i) Any and all accrued and unpaid Base Salary (if any) up to and including the Date of Termination; (ii) The full timely reimbursement of any and all business expenses incurred by Executive on behalf of the Company prior to termination; (iii) Any and all accrued and unpaid benefits earned by the Executive under any Employee Benefit Plans of the Company up to and including the Date of Termination; (iv) Any applicable COBRA-related health insurance continuation rights under applicable law or Company practice; (v) The retention (for the balance of the term of the Stock Option) of 100% of the Stock Option referred to above which shall be deemed fully vested as of the effective date of the consummation of the Change in Control transaction; and (vi) an amount equal to 100% of the COBRA premiums for Executive and his immediate family for twelve (12) months following the Date of Termination.

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9.	Confidentiality.

(a)	“Confidential Information” shall mean all non-public information (in written, oral or electronic form) of the Company and its affiliates that is reasonably designated by the Company in writing as being confidential or should have been reasonably understood by Executive to be confidential. Confidential Information shall include, without limitation, all documentation provided by the Company, including but not limited to, all inventions, technology, trade secrets, know-how, technical information and data, improvements, formulas, research, development, laboratory notebooks, processes, diagrams, designs, drawings, engineering, test procedures and specifications, manufacturing specifications, configurations, packaging, search results, and any documents or materials relating thereto, business, financial, accounting, insurance, and marketing information, analyses, forecasts, predictions or projections, documents, systems, specifications, research and development information, prices, proposed transaction terms and other commercial information and/or trade and business secrets.

(b)	Confidential Information shall not include information that: (i) is or becomes known in the public domain through no action on the part of Executive; (ii) is or becomes known within the Company’s industry outside of the Company other than through the fault of the Executive; (iii) is lawfully obtained from any source other than the Company, without an obligation to the Company to keep it confidential; (iii) is previously known to Executive without an obligation to the Company to keep it confidential; (iv) is required to be disclosed pursuant to any applicable law, regulation, judicial or administrative order or decree, or request by other regulatory organization having authority pursuant to the law; provided, however, that, for purposes of this Section 9(b)(iv) only, Executive shall first have given prior written notice to the Company so that the Company may seek a protective order requiring that the Confidential Information not be disclosed; or (v) is independently developed by Executive without the use of the Confidential Information.

(c)	Executive hereby agrees that, during the Term and for three (3) years thereafter, he: (i) shall use the Confidential Information solely in connection with the performance of his duties under this Agreement, and not for any other purpose whatsoever without the prior express written consent of the Company; (ii) shall not copy, disclose or reveal any of the Confidential Information to any third party without the prior express written consent of the Company unless previously authorized to do so by the Board in his capacity as a senior officer of the Company; (iii) shall take reasonable strict precautions to maintain the confidentiality of the Confidential Information received; (iv) shall, within five (5) business days of a written request by the Company, destroy or return any and all copies on any media containing the Confidential Information. Notwithstanding the above, nothing in this Section 9 shall restrict Executive’s rights to retain copies of this Agreement or his related compensation and benefit information, or his personal business files. In addition, nothing in this Section 9 shall preclude Executive from responding truthfully to any governmental agency inquiry or to any legal process, or from taking any reasonable actions to enforce his rights under this Agreement.

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(d)	Unauthorized disclosure or use of Confidential Information may give rise to irreparable injury, which may not be adequately compensated by damages. In the event of a breach or threatened breach of this Section 9, the Company shall be entitled to seek a preliminary injunction and a temporary restraining order restraining the Executive from using or disclosing the Confidential Information or such other equitable relief as may be necessary to protect the interests of the Company. Such remedy shall be additional to and not a limitation upon any other remedy which may otherwise be legally available to the Company, including but not limited to a remedy for actual damages occasioned by the breach of the terms of this Section 9 (which damages may include costs, expenses and reasonable attorneys’ fees).

(e)	Executive acknowledges and agrees that he is aware that: (i) the Confidential Information may contain material, non-public information regarding the Company and/or its affiliates (“Insider Information”) and (ii) the United States securities laws prohibit any persons who have material, non-public information concerning the Company and/or its affiliates from purchasing or selling securities of the Company or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information. Accordingly, the Executive acknowledges and agrees, on a best efforts basis, to maintain as confidential all Confidential Information and material non-public information of the Company and/or its affiliates. The Executive acknowledges and agrees that he will exercise his best efforts to abide by all laws, rules and regulations relating to the handling of and acting upon Insider Information (including trading (directly or indirectly) while in possession of Insider Information or disclosing or utilizing Insider Information in connection with the purchase or sale of securities). Further, the Executive will not, and will use his best efforts to ensure that his affiliates (and any person acting on their behalf or in concert with them) will not, trade in the securities of the Company (including any securities convertible into such securities, or any other right to acquire such securities) on the basis of, or if and while it or its representatives are in possession of Insider Information until such time as the Company has publicly disclosed such information.

(f)	Nothing in this Agreement prohibits or restricts the Executive (or Executive’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), any other self-regulatory organization or any other federal or state regulatory authority regarding this Agreement, or its underlying facts or circumstances, or the Company’s business activities, or a possible securities law violation. The Executive further understands that this Agreement does not limit the Executive’s ability to communicate with any securities regulatory agency or authority/government agencies or otherwise participate in any investigation or proceeding that may be conducted by any securities regulatory agency or authority/government agency. This Agreement does not limit the Executive’s right to receive an award for information provided to any government agency/to the SEC staff or any other securities regulatory agency or authority. Nothing in this Agreement in any way prohibits or is intended to restrict or impede the Executive from exercising protected rights under Section 7 of the National Labor Relations Act/exercising protected rights, to the extent that such rights cannot be waived by agreement, or otherwise disclosing information to the United States Equal Employment Opportunity Commission or state or local fair employment practices agency as permitted by law.

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10.	Non-Competition and Non-Solicitation.

(a)	The Executive covenants and agrees that during the applicable Term hereof (including any shortened Term) and for a period of two (2) years following the termination of his employment hereunder (the “Restricted Period”), that he will not, directly or indirectly, anywhere within the continental United States:

(i) without the Board’s written consent, own, operate, manage, join, control, participate in the ownership, management, operation or control of, or be paid or employed by, or acquire any securities of, or otherwise become associated with or provide assistance to, as an employee, consultant, director, officer, shareholder, partner, agent, associate, principal, representative or in any other capacity, any business entity which engages in any directly competitive line of business in which the Company is actively engaged during the Executive’s employment with the Company after the Effective Date (including, but not limited to, the development and commercialization of therapeutic and dietary supplement products relating to myostatin inhibition); provided, however, that the foregoing shall not prevent the Executive from owning, in the aggregate, an amount not exceeding five percent (5%) of the issued and outstanding voting securities of any class of any corporation whose voting capital stock traded or listed on a national securities exchange or in the over-the-counter market; and

(ii) knowingly solicit to employ or engage, for or on behalf of himself or any third party, any employee, vendor or agent of the Company.

(b)	The Executive hereby agrees that, without the Board’s written consent, he will not, directly or indirectly, for or on behalf of himself or any third party, at any time during the Term and/or the Restricted Period, solicit any customers of the Company (and/or its successor) with respect to products or services directly competitive with products or services being sold by the Company (and/or its successor) while Executive is or was employed by the Company.

(c)	If any of the restrictions in this Section 10 shall be held by a court of competent jurisdiction to be unenforceable, illegal or invalid by reason of the extent, duration or geographical scope thereof or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope or other provisions hereof, and this Section 10, in its reduced form, shall be remain valid, in full force and effect and enforceable in the manner contemplated hereby.

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11.	Ownership of Product Ideas and Assignment.

(a)	The Executive will disclose to the Company all Product Ideas as defined herein. For purposes of this Agreement, “Product Ideas” shall mean all ideas, potential marketing and sales relationships, inventions, copyrightable expressions, research, plans for products or services, marketing plans, original works of authorship, know how, trade secrets, information, data, developments, discoveries, improvements, modifications, technology and designs, whether or not eligible for patent or copyright protection, which relate to the business of the Company, made, conceived, expressed, developed, or actually or constructively reduced to practice by the Executive during the period of and within the scope of Executive’s employment, whether solely or jointly with other Company employees or consultants retained by Company during the Term.

(b)	The Executive acknowledges and agrees that the Product Ideas (if any) and any resulting patents or trademarks shall be the exclusive property of the Company, and that all of said Product Ideas (if any) shall be considered as “work made for hire” belonging to the Company. To the extent any such Product Ideas, under applicable law, may not be considered work made for hire by the Executive for the Company, the Executive hereby assigns and, upon its creation, automatically and irrevocably assigns to the Company, without any further consideration, all right, title and interest in and to such Product Ideas, including, without limitation, any copyright, other intellectual property rights, all contract and licensing rights, and all claims and causes of action of any kind with respect to such materials. The Company shall have the exclusive right to use the Product Ideas (if any), whether original or derivative, for all purposes without additional compensation to the Executive. At the Company’s expense, the Executive will reasonably assist the Company to perfect the Company’s rights in the Product Ideas and to protect the Product Ideas throughout the world, including, without limitation, promptly executing and delivering such patent, copyright, trademark or other applications, assignments, descriptions and other instruments and to take such actions for and on behalf of the Executive as may be necessary to vest title to and/or defend or enforce the rights of the Company in the Product Ideas (if any).

12.	Specific Performance; Injunctive Relief. The Company and the Executive each acknowledge and agree that irreparable damage could occur in the event that the provisions of Sections 9, 10 or 11 of this Agreement were not performed in accordance with its specific terms or were otherwise materially breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of the such provisions of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or equity.

13.	Indemnification. The Company shall fully indemnify and hold harmless Executive to the maximum extent permitted by the Company’s Articles of Incorporation, By-Laws, and the Nevada Revised Statutes, as amended with respect to any all claims and liabilities asserted against Executive in his capacity as an executive and/or director of the Company, and any related defense-related reasonable attorney fees and expenses.

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14.	Withholding. The Company shall be entitled to deduct and withhold, from the Base Salary, bonuses, severance payments and/or any other amounts otherwise payable pursuant to this Agreement, such amounts as the Company reasonably determines that it is required to deduct and withhold under the Internal Revenue Code of 1986, as amended, or any applicable provision of state or local tax law, with respect to the making of such payment.

15.	Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement other than Section 4 (it being acknowledged by the Parties that Section 4 is an integral and material part of this Agreement) is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

16.	Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or (unless otherwise specified) mailed by United States certified mail, return receipt requested, postage prepaid, or one day after delivery to an overnight air courier guaranteeing next day delivery, addressed as follows:

If to Executive:

Joseph Mannello

137 Jockey Hollow Road

Bernardsville, New Jersey 07924

If to the Company:

MYOS RENS Technology Inc.

45 Horsehill Road, Suite 106

Cedar Knolls, NJ  07927

Attention: Chairman of the Board

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attn: Stuart Neuhauser, Esq.

17.	Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

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18.	Assignment. This Agreement may not be assigned by the Executive, but may be assigned (after written notice to the Executive) by the Company to any successor to, or assign of, its business and will inure to the benefit and be binding upon any such successor or assign. The term “the Company” as used throughout this Agreement shall include (i) any successors or assigns of Company, and (ii) any successor, individual, association, partnership or corporation to which all or substantially all of the business, stock or assets of the Company shall have been transferred, and (iii) any other corporation into or with which Company shall have or has been merged, consolidated, reorganized or absorbed, all of whom shall be bound by the provisions of this Agreement, provided that no such assignment, sale of assets, merger or other such event shall relieve the Company, of any of its obligations hereunder.

19.	Counterparts. This Agreement may be executed in several counterparts, each of which may be delivered by and among the parties by facsimile or other electronic transmission and each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

20.	Entire Agreement. This Agreement (including, without limit the Stock Option provisions set forth herein) constitutes the entire agreement between the parties pertaining to the subject matter hereof, and fully supersedes any and all prior agreements between the parties hereto respecting the Executive’s employment. In addition, no amendment or modification to this Agreement shall be valid unless set forth in writing and signed by each of the parties or by the party against which it is being enforced. The parties acknowledge that they have not relied upon any oral statement or any written statement not contained in this Agreement in deciding whether to enter into this Agreement.

21.	Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

22.	Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey without regard to its conflicts of law principles.

23.	Representations.

(a)	Executive’s Representations. Executive hereby represents and warrant to the Company that, to the best of his knowledge, (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity, and (iii) upon the execution and delivery of this Agreement by all of the parties hereto, this Agreement shall be valid and binding obligation of Executive, enforceable in accordance with its terms.

(b)	Company’s Representations. Company and the board of Directors hereby represent and warrant to the Executive that (i) the execution, delivery and performance of this Agreement by Company does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Company is a party or by which Company is bound, (ii) this Agreement has been duly approved by its Board of Directors (and the Compensation Committee of the Board of Directors) and the undersigned signatory of the Company has full authority to execute this Agreement on behalf of the Company and the Board, and (iii) upon the execution and delivery of this Agreement by all parties hereto, this Agreement shall be the valid and binding obligation of Company, enforceable in accordance with its terms.

24.	Survival. Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 16, 17, 18, 20, 22, 23, 24 and 25 shall survive the termination of this Agreement.

25.	Attorneys Fees. The parties shall be responsible for their own respective costs and expenses incurred in connection with negotiation and execution of this Agreement and any dispute involving this Agreement including attorney fees and costs.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the date and year first above written.

MYOS RENS TECHNOLOGY INC.

By:	/s/ Christopher Pechock
Name:	Christopher Pechock
Title:	Chairman of the Compensation Committee

EXECUTIVE

/s/ Joseph Mannello
Joseph Mannello

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EXHIBIT A

FORM OF

RELEASE AND WAIVER OF CLAIMS

TO BE SIGNED FOLLOWING TERMINATION WITHOUT CAUSE, RESIGNATION FOR
GOOD REASON, OR CHANGE OF CONTROL TERMINATION

In consideration of, and conditioned on my receipt of, the severance payments set forth in the Employment Agreement made effective as of August 23, 2017 (the “Employment Agreement”), to which this form is attached, I, Joseph Mannello, hereby furnish MYOS RENS Technology, Inc., a Nevada corporation (the “Company”), with the following release and waiver (this “Release”). Any capitalized term used but not defined in this Release will have the meaning ascribed to such term in the Employment Agreement. In exchange for, and conditioned on my receipt of, the severance consideration provided to me by Section 7 or 8 of the attached Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its affiliates and their respective directors, officers, employees, shareholders, partners, agents, attorneys, representatives, insurers, predecessors, successors and assigns from any and all claims, liabilities and obligations, both known and unknown, that both (i) arise out of or are in any way related to my post-Effective-Date employment at the Company (or the termination of such employment) and (ii) arise prior to my signing this Release, except claims that the law does not permit me to waive by signing this Release. This general release includes, and is limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all foreign, federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the California Fair Employment and Housing Act or any comparable Canadian statute.

Notwithstanding the foregoing, nothing in this Release shall constitute a release by me of, and I expressly reserve all of my rights with respect to: (i) any claims or damages based on any right I may have to enforce the Company’s executory and other obligations under, and/or any accrued obligation and severance amounts payable to me under, the Employment Agreement, and/or (ii) my eligibility for and participation in any D&O insurance coverage and/or any D&O indemnification under applicable law, Company governance documents or under any applicable insurance policy with respect to any asserted claim or liability (and any related attorney fees and expenses and other legal defense costs incurred by me or on my behalf in disputing such asserted claim or liability) brought or threatened against me as an director, officer or employee of the Company, and/or (iii) any of my rights pursuant to my Stock Option and any other stock-based awards (including any stock options, stock appreciation rights, restricted stock, restricted stock unit or other stock-based awards granted to me by Parent) pursuant to their terms, and/or (iv) my separate rights as a shareholder of the Company.

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I acknowledge, subject to the express exceptions stated above and in my Employment Agreement, that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release is knowing and voluntary, and that the consideration given for this Release is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release is executed; (b) I should consult with an attorney prior to executing this Release; (c) I have at least twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release (although I may choose voluntarily to execute this Release earlier); (d) I have seven (7) days following the execution of this Release to revoke my consent to this Release; and (e) this Release shall not be effective until the seven (7) day revocation period has expired.

I acknowledge my continuing obligations under my Employment Agreement with the Company. Pursuant to, and subject to any applicable exceptions set forth in, my Employment Agreement, I understand that, among other things, I must not use or disclose any confidential or proprietary information of the Company or its affiliates (as defined in the Employment Agreement) and I must promptly return all property and documents (including all embodiments of proprietary information) of the Company and its affiliates and all copies thereof in my possession or control, subject to the express exceptions set forth in my Employment Agreement. I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release is contingent upon my continued compliance with my Employment Agreement.

This Release covers both claims that I know about or suspect, as well as those I do not know about or suspect. I expressly waive all rights afforded by any statute that limits the effect of a release with respect to unknown and unsuspected claims, including, without limitation, § 1542 of the Civil Code of the State of California, and any other similar foreign, state, provincial or local laws, which states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

This Release, subject to the release provisions (including express exceptions) set forth in my Employment Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof (i.e., the release). I am not relying on any promise or representation by or on behalf of the Company that is not expressly stated herein or in the Employment Agreement. This Release may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:
Joseph Mannello

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